Exhibit 10.7

ZHAOPIN LIMITED

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of             , 20    , by and between                     (“Executive”) and Zhaopin Limited, a Cayman Islands exempted company (the “Company”).

RECITALS

The Company believes it is in the best interests of the Company to retain Executive and incentivize Executive to serve the Company. Accordingly, the Company and Executive agree to enter into this Employment Agreement.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto agree as follows:

1)	Term of Agreement

This Agreement shall be effective upon                     (the “Effective Date”) and shall terminate three years thereafter (the “Original Term”). This Agreement may be extended for additional one (1) year term(s) beyond the end of the Original Term if the parties hereto mutually agree in writing to such extension(s). Subject to the Company’s severance payment obligations set forth in Section 5 below, this Agreement may be terminated by the Executive on                     written notice to the other party. This Agreement may be terminated by the Company, without cause, on                     notice.

2)	Duties

a) Position. Executive shall be employed as the Company’s                     , and as such will have responsibility for matters related to the                     operation of the Company and will report to the Board of Directors of the Company.

b) Obligations to the Company. Executive agrees that he will at all times loyally and conscientiously and to the best of his ability and experience perform all of the duties and obligations required of and from Executive pursuant to the terms hereof at the reasonable request of the Company. During the term of Executive’s employment relationship with the Company, Executive further agrees that he will devote [all/a substantial amount] of his business time and attention to the business of the Company and Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations. Executive will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the term of Executive’s employment.

3)	At-Will Employment

The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. The rights and duties created by this Section 3 may not be modified in any way except by a written agreement executed by the Board and Executive.

4)	Compensation

For the duties and services to be performed by Executive as an Executive of the Company hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary, stock options, bonuses and other benefits described below in this Section 4. All individual income tax in all jurisdictions, including but not limited to the People’s Republic of China, is the sole responsibility of Executive.

a) Salary

Following the Effective Date, the Company shall pay the Executive an annual salary of                     RMB (“Total Annual Compensation”), which will be payable on a twelve-month basis at a monthly-fixed amount of                     RMB pursuant to the Company’s normal payroll practices.

In the event this Agreement is extended beyond the Original Term, the then current annual salary and components shall be reviewed at the time of such extension by the Board, and any increase will be effective as of the date determined appropriate by the Board.

b) Stock Options and Other Incentive Programs

Options

i) The Executive is granted an option to purchase                     ordinary shares, par value US$ 0.01 per share (the “Option Shares”), of the Company. The per share exercise price for the Option Shares shall be US$                    (the “Exercise Price”). These option shares will begin vesting on the Effective Date.                     options shall vest after 12 months service, with monthly vesting from that point at                     options per annum. If this Agreement is not extended for an additional one (1) year beyond the end of the Original Term then total options granted will be                     options. Options have a term of five (5) years from the date of grant. Vesting will, of course, depend on Executive’s continued employment with the Company. A plan document detailing 2010 Zhaopin Stock Option Grants will be made available to you upon commencement.

ii) Subject to the discretion of the Company’s Board of Directors, Executive may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

c) Annual Performance Bonus

The Executive shall be eligible for an annual bonus of up to                     RMB based on the achievement of agreed performance objectives.

d) Additional Benefits

Executive will be eligible to participate in the Company’s Executive benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Executive will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other Executives of comparable position and experience. In addition, Executive shall be entitled to the following benefits:

i) Vacation- Executive will be entitled to receive two week of vacation annually;

ii) Expense Reimbursement- Reasonable business expenses, such as communication, taxis and business meals, will be reimbursed by the Company.

iii) Expense reimbursement for work-permit application—reasonable expenses related to the Executive’s application for a work permit to legitimately work in the People’s Republic of China will be reimbursed by the company.

5)	Termination of Employment and Severance Benefits

a) Termination of Employment. This Agreement may be terminated during its Original Term (or any extension thereof) upon the occurrence of any of the following events:

i) The Company’s determination in good faith that it is terminating Executive for Cause (as defined in Section 7 below) (“Termination for Cause”);

ii) The Company’s determination that it is terminating Executive without Cause, at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

iii) The effective date of a written notice sent to the Company from Executive stating that Executive is electing to terminate his employment with the Company (“Voluntary Termination”); provided that such effective date shall be no earlier than                     after delivery of written notice to the Company; or

iv) Following Executive’s death or Disability (as defined in Section 7 below).

b) Effect of Termination. Executive and Company each agrees that the following provisions shall apply in the event of termination of employment:

i) Voluntary Termination. If Executive’s employment terminates by Voluntary Termination, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination to the extent required by applicable law.

ii) Involuntary Termination. If Executive’s employment is terminated for any reason other than by reason of Executive’s Voluntary Termination, Termination for Cause, or Executive’s death or Disability (an “Involuntary Termination”), Executive will be placed on administrative leave until             months following termination (the “Administrative Leave”). During Administrative Leave, Executive will no longer report to work at the Company or any PRC subsidiary, but will be paid an amount equal to (x) the number of months of the Administrative Leave, multiplied by (y) Total Annual Compensation divided by twelve (12). Such payment shall be paid ratably over the period of the Administrative Leave in accordance with the Company’s standard payroll schedule and practice in effect on the date of Involuntary Termination. At the culmination of Administrative Leave, Executive shall not be entitled to receive any severance benefits. Notwithstanding the foregoing, if Executive’s employment is terminated for any reason, any unvested Options Shares held by Executive as of the date of Executive’s Termination shall lapse following the date of termination, according to the vesting schedule set forth in any agreement between Executive and the Company governing the issuance to Executive of such securities. The Executive will have 30 days to exercise any unexercised Options.

iii) [Change of Control. If the Executive’s employment is terminated (other than for cause) following a change of control due to acquisition then all outstanding options fully vest to the Executive.]

c) Termination for Cause. If Executive’s employment is terminated for Cause, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payments for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment.

d) Termination by Reason of Death or Disability. In the event that Executive’s employment with the Company terminates as a result of Executive’s death or Disability (as defined in Section 7 below), Executive or Executive’s estate or representative will receive all salary and unpaid vacation accrued as of the date of Executive’s death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law.

6)	Interference

a) Following termination for any reason, Executive agrees that he will not, for a period of                     following such termination, on behalf of Executive or on behalf of any other individual, association or entity, call on any of the customers of the Company (or its PRC affiliates or other entity of which 50% or more of the voting equity is owned or controlled by the Company (an “Affiliate”)) for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) any product or service provided by the Company or affiliate, nor will Executive in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers to take away or to divert or direct their business to Executive or any other person or entity by or with which Executive is employed, associated, affiliated or otherwise related (“Executive Related Entity”).

b) Following termination for any reason, for a period of                     following such termination, Executive agrees that he will not solicit or recruit any employee of the Company or affiliate to work for Executive or any Executive Related Entity.

7)	Definitions

a) “Cause” shall mean (i) Executive’s fraudulent or illegal conduct that is materially detrimental to the business of the Company; or (ii) Executive’s uncured material breach of the Company’s Confidentiality Agreement (as defined below), after notice and a thirty day opportunity to cure such breach; or (iii) Executive’s uncured material breach of this Agreement, after either (x) a series of three (3) written notices specifying the particular facts supporting the alleged breach and a series of three (3) corresponding thirty (30) day opportunities to cure such alleged breach or (y) an aggregate of four (4) warnings regarding the same subject of alleged breach (provided the warnings cannot be issued closer in time than ten (10) days apart).

b) “Disability” shall mean that Executive has been unable to perform his or her duties hereunder as the result of his or her incapacity due to physical or mental illness, and such inability, which continues for at least 30 consecutive calendar days or 60 calendar days during any consecutive twelve-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Executive or to Executive’s legal representative (with such agreement on acceptability not to be unreasonably withheld).

8)	Confidentiality Agreement

Executive has signed a Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”).

9)	Conflicts

Executive represents that his performance of all the terms of this Agreement will not breach any other agreement to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Executive further represents that he is entering into or has entered into an employment relationship with the Company of his own free will and that he has not been solicited as an Executive in any way by the Company.

10)	Successors

Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11)	Miscellaneous Provisions

a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

b) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

c) Sole Agreement. This Agreement, including any Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or seventy-two (72) hours after being deposited in the mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Hong Kong, without giving effect to the principles of conflict of laws.

f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be construed by the appropriate judicial authority by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

h) Arbitration. In the event that any controversy, claim or dispute arises concerning either (a) the interpretation or (b) the performance by any Party to this Agreement, of any of the terms hereof (a “Controversy”), the Parties shall promptly conduct negotiations in good faith to resolve such Controversy effecting as nearly as possible the intent and purposes of the Parties. Any resolution of such Controversy shall be set forth in a writing signed by each Party involved in such Controversy. If the Parties are unable to settle such Controversy within thirty (30) days, the Controversy or Controversies remaining shall be finally and exclusively settled by binding arbitration in                     (or such other location as the Parties may agree) under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with said rules. The arbitrators shall apply                     law to the merits of any dispute or claim, without reference to rules of conflicts of law. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

i) Advice Of Counsel. Each party to this Agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

[Signature Page Follows]

The parties have executed this Agreement the date first written above.

ZHAOPIN LIMITED

By:
Title:

Address:

Name:

Signature:
Address:

ZHAOPIN LIMITED

EMPLOYMENT AGREEMENT EXTENSION

This Employment Agreement Extension (this “Extension”) is entered into this             day of                     , 2014 by                     (“Executive”) and Zhaopin Limited, a Cayman Islands exempted company (the “Company”).

RECITALS

The Company and Executive entered into an employment agreement dated as of                     , 2010 (the “Employment Agreement”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement.

The Employment Agreement provides that it shall terminate three years after its Effective Date and that it may be extended for additional one (1) year term(s) beyond the end of the Original Term if the Executive and the Company mutually agree in writing to such extension(s).

The Company believes it is in the best interests of the Company to continue to retain Executive and incentivize Executive to serve the Company.

The parties have previously orally agreed to extend the Original Term for an additional                     year term and desire to set forth such agreement in writing.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto agree as follows:

1)	Extension of Term. The Executive and the Company hereby mutually agree to extend the Original Term of the Employment Agreement by an additional year term (the “Extended Term”). The Employment Agreement may continue to be extended for additional one (1) year term(s) beyond the end of the Extended Term if the parties hereto mutually agree in writing to such extension(s).

2)	Base Salary. Section 4(a) of the Employment Agreement is hereby amended to provide that following (the “Adjustment Date”), the Company shall pay the Executive an annual salary of RMB (“Total Annual Compensation”), which will be payable on a twelve-month basis at a monthly-fixed amount of RMB pursuant to the Company’s normal payroll practices.

3)	[Annual Performance Bonus. Section 4(c) of the Employment Agreement is hereby amended to provide that following the Adjustment Date, the Executive shall be eligible for an annual bonus of up to RMB based on the achievement of agreed performance objectives and continued employment with the Company at the end of the relevant performance period. The Board has the right in its absolute discretion to pay an amount greater than RMB for exceptional performance.]

4)	Full Force and Effect. Unless earlier terminated in accordance with its terms, the Employment Agreement (as extended hereby) shall be in full force and effect at all times from the original Effective Date through the end of the Extended Term, notwithstanding that this Extension may be executed by the parties hereto subsequent to the end of the Original Term.

5)	No Other Amendments. Except as set forth above, there are no further amendments to the Employment Agreement.

[Signature page follows]

The parties hereto have executed this Extension Agreement the date first above written.

EXECUTIVE

ZHAOPIN LIMITED

By:
Name:
Title: